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                                                                      EXHIBIT 15



                                July 31, 1995






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE:      First Liberty Financial Corp.
         Registration on Form S-4


We are aware that our reports dated February 11, 1995 and May 12, 1995, on our reviews of interim financial information of First Liberty Financial Corp. (the "Company") for the three-month and six-month periods ended December 31, 1994 and March 31, 1995, respectively, and included in the Company's quarterly reports on Form 10-Q for the quarters then ended, respectively, are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





/s/ Coopers & Lybrand L.L.P.